UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1645 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 296-3076
(Registrant telephone including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 002-39329 and 002-69659

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

       Explanatory Note: This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the common stock, $0.001 par value, of Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc., a Delaware corporation (the “Registrant”) on the NASDAQ Stock Market.  The Registrant’s Common Stock to be registered hereunder has been approved for listing on The NASDAQ Capital Market under the new symbol “ESTE.” The shares are currently registered under Section 12(g) of the Exchange Act pursuant to Rule 12(g)-3(d) of the Exchange Act.

The Registrant has elected not to incorporate by reference any prior description of its securities being registered. Instead, such description is amended and restated in its entirety to read in the manner set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

The Registrant’s authorized capital stock currently consists of 6,400,000 shares of Common Stock, $0.001 par value per share, and 600,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Holders of Common Stock are entitled to receive ratably dividends out of funds legally available, if and when declared from time to time by our Board of Directors. The Registrant has never paid any cash dividends on its Common Stock and the Registrant’s Board of Directors does not anticipate that it will pay cash dividends for the foreseeable future. The future payment of dividends, if any, on the Registrant’s common stock is within the discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition and other relevant factors.

Holders of Common Stock are entitled to one vote for each share held on each matter to be voted on by shareholders. There is no cumulative voting in the election of directors.

In the event of liquidation, dissolution or winding up of the affairs of the Registrant, holders of Common Stock are to share in all assets remaining after the payment of liabilities and any preferential distributions payable to preferred shareholders, if any. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of preferred stock, if any. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

       Under our Certificate of Incorporation, as amended, our Board of Directors, without further action by our stockholders, currently has the authority to issue up to 600,000 shares of preferred stock and to fix the rights (including voting rights), preferences, limitations and privileges of these preferred shares. Such preferred stock may have rights, including economic rights, senior to our Common Stock. As a result, the issuance of preferred stock could have a material adverse effect on the price of our Common Stock and could make it more difficult for a third party to acquire a majority of our outstanding Common Stock.

Delaware Anti-Takeover Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Item 2. Exhibits.

The following exhibits to this registration statement on Form 8-A are incorporated by reference from the documents specified, which have been previously filed with the SEC:

Exhibit No.	Document
3(i)a
Restated Certificate of Incorporation of Earthstone Energy, Inc., effective May 12, 1981, as amended by (i) Certificate of Amendment of Certificate of Incorporation, effective November 20, 1986; (ii) Certificate of Amendment of Certificate of Incorporation, effective July 1, 1996; and (iii) Certificate of Designations of Series A Junior Participating Preferred Stock, effective February 5, 2009, incorporated by reference to Exhibit 3(i) of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed with the SEC on February 17, 2009.

3(i)b	Amended and Restated Certificate of Incorporation dated February 26, 2010, incorporated by reference to Exhibit 3(i) on Form 8-K filed with the SEC on March 3, 2010.

3(i)c	Certificate of Amendment to Certificate of Incorporation dated December 20, 2010 are incorporated by reference to Exhibit 3(i) on Form 8-K filed with the SEC on January 4, 2011.

3(ii)a
Bylaws of Earthstone Energy, Inc., dated July 15, 1986, as amended by First Amendment to Bylaws, dated February 4, 2009, incorporated by reference to Exhibit 3(ii) of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed with the SEC on February 17, 2009.

3(ii)b	Amended and Restated Bylaws dated February 26, 2010 are incorporated by reference to Exhibit 3(ii) on Form 8-K filed with the SEC on March 3, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EARTHSTONE ENERGY, INC.

Date: January 21, 2011	By: /s/ Ray Singleton
Ray Singleton, President